Winslow Capital Management, LLC

Proxy Voting Policy and Procedures

Policy Statement

Winslow Capital Management, LLC (”Winslow Capital”) pursuant to Rule 206(4)-6 under the Investment Advisers Act of 1940, has adopted Proxy Voting Policies and Procedures pursuant to which Winslow Capital has undertaken to vote all proxies or other beneficial interest in an equity security prudently and solely in the best long-term economic interest of its advisory clients and their beneficiaries, considering all relevant factors and without undue influence from individuals or groups who may have an economic interest in the outcome of a proxy vote.

Winslow Capital will vote all proxies appurtenant to shares of corporate stock held by a plan or account with respect to which Winslow Capital serves as investment manager, unless the investment management contract expressly precludes Winslow Capital, as investment manager, from voting such proxy.

In pursuing the best long-term economic interest of its advisory clients and their beneficiaries, Winslow Capital believes that it is its obligation to vote proxies in a manner that maximizes the value of the corporate stock to which the proxies are appurtenant. In voting any proxy appurtenant to shares of corporate stock held by a plan subject to ERISA, Winslow Capital shall act for the exclusive benefit of plan participants and beneficiaries and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in voting proxies.

Winslow Capital has delegated the authority to vote proxies in accordance with the applicable Proxy Voting Guidelines to Institutional Shareholder Services (ISS), a third-party proxy voting agency.

ISS applies policy guidelines to address complex issues such as:

•	Executive compensation plans

•	Stock option plans, which are evaluated using a proprietary option-pricing model that establishes the cost of pay plans to shareholders

•	Board structure and practices

•	Mergers and acquisitions and their affect on investors

•	Requests for capital authorization

•	Contested solicitations

•	Shareholder proposals

•	Social and environmental accountability

ISS Voting Services include:

•	Dedicated Voting

•	Voting Policies and Guidelines

•	Web-enabled Vote Execution Platform

•	Comprehensive Reporting

•	Vote Disclosure

Voting Agent Supervision

Winslow Capital monitors ISS for:

•	Voting consistency,

•	Changes in voting methodology,

•	Factual errors or incompleteness in voting analysis, and
•	Methodological weakness in voting recommendations.

Additionally, Winslow Capital maintains a robust Third-Party Due Diligence Process for planning, assessing, selecting, monitoring, and terminating relationships with unaffiliated third parties performing certain services or functions for Winslow Capital, such as a proxy voting agent. See Third-Party Review and Oversight Policy and Procedures.

Dedicated Voting Agents

ISS offers voting support by an institutional voting agent or voting team who manages the proxy voting process from start to finish ensuring that votes are cast in accordance with established proxy guidelines.

Voting Policies and Guidelines

ISS measures the impact of proxy issues on shareholder value to develop vote recommendations that are in the best interest of all stakeholders.

Winslow Capital subscribes to ISS’ Implied Consent service feature. As ISS research is completed, the ISS Vote Execution Team votes the ballots as Winslow Capital’s agent according to the vote recommendations and consistent with the applicable ISS Proxy Voting Guidelines. A summary of the Guidelines follows this policy. If new material public information becomes available after ISS recommends a vote or ISS finds that a report contains a material error, ISS issues a proxy alert to inform Winslow Capital of any corrections and, if necessary, any resulting changes in the vote recommendations. In casting its vote, Winslow Capital reviews any updated information from ISS.

Winslow Capital retains the ability to override any vote if it disagrees with ISS’ vote recommendation, and always maintains the option to review and amend votes before they are cast up until the proxy submission deadline, except in the case of a conflict of interest. When Winslow Capital has an apparent conflict of interest, or the appearance of a conflict of interest, e.g. where Winslow Capital may receive fees from a company for advisory or other services at the same time that Winslow Capital has investments in the stock of that company, Winslow Capital will follow the vote recommendation of ISS.

Winslow Capital retains documentation of all amended votes.

Vote Execution

ISS voting agents provide services for vote execution by managing the receipt of proxies, maintaining voting records, reconciling for missing ballots, and casting votes based on the specified voting policies and guidelines. ISS’ proxy voting services include procedures and audits that monitor quality control.

Daily, Winslow Capital sends ISS a list of all securities held including the security identifier, account numbers, and the number of shares owned by each account. For those securities whose record dates have passed, ISS reconciles for missing ballots, contacts the ballot provider if a proxy ballot has not been received, and executes the vote.

Winslow Capital’s Compliance Team and the ISS voting agent work closely throughout the year to maintain accurate account and custodian information.

Comprehensive Reporting

The voting services tools in ISS Proxy Exchange, an integrated platform with click-through functionality to all available research, voting policies and vote recommendations, provide access to a report warehouse, including standard reports and tools to create custom or ad hoc reports for internal and external clients.

ISS provides Winslow Capital with a proxy voting record showing that the proxy was received and how it was voted. This audit trail allows Winslow Capital to respond to enquiries regarding our proxy voting from our clients, auditors and regulators. ISS delivers statements within 30 days of the close of the reporting period, setting forth a description of all proxy voting activity undertaken during the preceding period.

Vote Disclosure

ISS’ Vote Disclosure services help investment companies and sub advisors achieve compliance with SEC vote disclosure rules. ISS will collect, report, and record all information required by SEC Form N-PX. ISS will make the information available to stakeholders via a website link.

Compliance Reporting and Recordkeeping

Winslow Capital’s Compliance Team maintains a record of all proxy reports received from ISS, and a record of all reports forwarded to clients. Proxy reports and this Policy are available to the authorized plan or account representative upon reasonable notice and request. Winslow Capital will deliver a copy of this Policy to all clients annually, or as material revisions occur. In addition, Winslow Capital will send any sub-advised fund that requires proxy voting records, in accordance with the required filing of Form N-PX, the appropriate data by the end of July each calendar year.

Policy Changes

Winslow Capital reserves the right to revise this policy statement in any manner at any time. Should this policy statement be revised in any material respect, Winslow Capital shall notify the authorized plan or account representative of such revision.

  Policy Details

Policy Owner	Winslow Capital Chief Compliance Officer
Policy Leader	Winslow Capital Chief Compliance Officer
Review Cycle	Annual
Approver(s)	Immaterial Changes to Policy – Management Committee (“Winslow Capital MC”) Material Changes to Policy – Executive Committee (“Winslow Capital EC”)
Applicability	All employees of Winslow Capital Management, LLC

  Review and Version Control Log

Effective Date	Material Change?	Approver	Approval Date	Summary of Change
August 19, 2004	New	Operating Committee	8/19/2004	Policy Inception.
January 1, 2006	Yes	Jean Baillon	12/31/2005	Policy revised to identify ISS as Winslow Capital’s proxy voting agent. Winslow Capital retains the ability to override ISS if we disagree with ISS’ vote recommendation. Proxy voting policy in conflict of interest situations articulated. Procedures for voting with ISS identified.
August 13, 2009	No	Jean Baillon	8/13/2009	ISS’ vote execution team votes proxies.
November 4, 2009	No	Jean Baillon	11/4/2009	Added ISS is a wholly-owned subsidiary of RiskMetrics Group, Inc.
July 1, 2012	No	Jean Baillon	7/1/2012	Corporate Redomestication.
December 6, 2012	No	Jean Baillon	12/6/2012	Policy was updated to state that ISS contacts the ballot provider, rather than the custodian, if a proxy ballot has not been received.
February 5, 2014	No	Jean Baillon	2/5/2014	Revised for style and clarity. ISS no longer owned by RiskMetrics Group, Inc.
May 1, 2016	No	Laura Hawkins	5/31/2016	Adoption of Review and Version Control Log.
June 30, 2017	No	Laura Hawkins	6/30/2017	Annual Policy review. No changes.
July 15, 2018	No	Laura Hawkins	7/15/2018	Annual Policy review. No changes.
September 15, 2019	No	Winslow Capital MC	9/13/2019	Substantive additions to Policy related to voting agent supervision.
October 31, 2020	No	Winslow Capital MC	10/30/2020	Substantive additions to align with its historical practices related to issuer filings of additional soliciting materials after ISS voting recommendations have been received.
October 29, 2021	No	Winslow Capital MC	10/29/2021	Annual Policy review. Administrative changes.
October 26, 2022	No	Winslow Capital MC	10/26/2022	Annual Policy review. Administrative changes.
October 31, 2023	No	Winslow Capital MC	10/31/2023	Annual Policy review. Administrative changes.

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